Exhibit 10.1

CHAIRMAN’S AGREEMENT

(as Amended & Restated)

THIS CHAIRMAN’S AGREEMENT, as amended and restated (the “Agreement”), is made as of the 29th day of April, 2008, between CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, Pennsylvania 15241, a Delaware corporation (the “Company”), and JOHN WHITMIRE, an individual, of Houston, Texas (“Mr. Whitmire”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	BACKGROUND.

Mr. Whitmire has served as the non-executive Chairman of the Company’s Board of Directors (“Board”) since March 3, 1999 and, in such role, has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company. Mr. Whitmire is currently provided compensation for his services as Chairman in accordance with a letter agreement dated as of April 27, 2004, between Mr. Whitmire and J. Brett Harvey on behalf of the Board (the “2004 Chairman’s Agreement”). The Company and Mr. Whitmire are amending and restating the 2004 Chairman’s Agreement to document Mr. Whitmire’s current duties and responsibilities as Chairman, and his compensation arrangements for his services as Chairman.

2.	TERM OF SERVICE AS NON-EXECUTIVE CHAIRMAN OF THE BOARD.

Mr. Whitmire’s term of service as Chairman hereunder (the “Service Period”) shall commence as of the date of the organizational meeting of the Board that follows the Company’s 2008 annual meeting of shareholders (“Effective Date”) and shall continue until the earlier of (i) the date on which he ceases to serve as a member of the Board for any reason (including, without limitation, retirement from the Board, death, disability or incapacity, resignation, or removal by the Board) or (ii) the date on which he ceases to serve as Chairman, while remaining (with his agreement) a member of the Board. For purposes hereof, the term “Service Year” shall mean each approximately 12-month period during the Service Period commencing on the date of the organizational meeting of the Board that follows the Company’s annual meeting of shareholders and ending on the close of business on the day before the next such succeeding organizational meeting, with the initial Service Year beginning on the Effective Date.

3.	DUTIES.

(a) During the Service Period, Mr. Whitmire shall serve as the non-executive Chairman of the Board and shall have the duties, responsibilities and authority of such position, as set forth in the bylaws of the Company and in the description of duties attached to this Agreement as ATTACHMENT A, subject to the power of the Board to expand or limit such duties, responsibilities and authority.

(b) Mr. Whitmire shall devote reasonable time and efforts in the discharge of his duties and, among other things, shall use his best efforts to attend each and every meeting of the Board and of any committee of the Board on which he serves. Mr. Whitmire shall perform his duties and responsibilities under this Agreement to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

(c) For purposes of this Agreement, it is understood that Mr. Whitmire is a director of the Company, but he is not an employee of the Company.

4.	COMPENSATION.

(a) For serving as Chairman during the Service Period, Mr. Whitmire shall be paid cash compensation in quarterly installments at the rate of $100,000 per annum, which amount shall be payable in accordance with the Company’s established practices for payments to its outside directors.

(b) In addition, Mr. Whitmire shall receive for each Service Year during the Service Period a grant of restricted stock units with respect to shares of common stock of the Company having a fair market value, on the date of grant, equal to $250,000. Such restricted stock units shall vest, subject to Mr. Whitmire’s continued service as a director, upon the one-year anniversary of the grant date of such award. Any and all such restricted stock units shall be subject to the terms and conditions of the CONSOL Energy Inc. Equity Incentive Plan, as amended, and the award agreement under which such restricted stock units are granted.

(c) In addition, during the Service Period, the Company shall provide clerical support to Mr. Whitmire at his office in Houston, Texas, at an annual cost not to exceed $30,000, and shall reimburse Mr. Whitmire for all reasonable and necessary expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to reimbursement of travel and other business expenses of directors of the Company. All reimbursements of expenses incurred by Mr. Whitmire, or in-kind benefits, provided under this Agreement shall be made, subject to the provisions of Section 9 of this Agreement and the terms of the Company’s policies, as applicable, in accordance with the following conditions: (i) the reimbursement of any eligible expense shall be made not later than on or before the last day of Mr. Whitmire’s taxable year following the taxable year in which the expense was incurred; (ii) the amount of expense eligible for reimbursement, or in-kind benefits, shall not affect the amount of expense eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) The compensation set forth above shall be in lieu of any and all cash, equity or other compensation to which Mr. Whitmire would otherwise be entitled during the Service Period as a member of the Board (including, without limitation, retainers, committee fees and meeting fees).

5.	TERMINATION OF SERVICE.

Mr. Whitmire’s service as Chairman (and the Service Period hereunder) may be terminated by either Mr. Whitmire or the Company, on at least ninety (90) days’ prior written notice to the other or at any time by mutual consent of the parties; PROVIDED that such notice of removal by the Company shall not be required if such removal is effected by means of the Board’s failure in any annual definitive proxy statement to nominate Mr. Whitmire to serve as a director for another Service Year (with his removal as a director in such case to be effective as of the close of business on the day of the relevant organizational meeting of the Board); and PROVIDED FURTHER, that the Service Period shall terminate immediately and automatically upon Mr. Whitmire’s death, or upon his permanent disability or incapacity (as determined by the Board in its good faith judgment). In the event that Mr. Whitmire terminates his service as Chairman, such termination shall, unless the Board expressly agrees otherwise, serve also to terminate simultaneously his service as a member of the Board.

6.	COMPENSATION ON TERMINATION OF SERVICE AS CHAIRMAN.

In the event that Mr. Whitmire’s service as Chairman terminates during a Service Year, then he shall thereafter receive no additional cash compensation hereunder, but he shall be entitled to retain his restricted stock units to the extent provided under the terms of the applicable award agreement. If, following such termination, Mr. Whitmire remains on the Board, then he shall thereafter be entitled to such compensation as is provided by the Company to its directors under any relevant Company policy, plan or program for director compensation; provided, that for the remainder of such Service Year, Mr. Whitmire shall not be entitled to any additional stock, option or restricted stock unit grants by virtue of such non-Chairman Board service.

7.	NOTICES.

For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed by the recipient), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized courier service for overnight/next-day delivery, such as FedEx, UPS or the United States Postal Service, addressed to the Company (to the attention of the Chief Executive Officer of the Company) at its principal executive office and to the Chairman at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

8.	COMPLETE AGREEMENT.

This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, the 2004 Chairman’s Agreement).

9.	SECTION 409A.

Notwithstanding any provision to the contrary, if any benefit provided under this Agreement is subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, or the regulations or other binding guidance promulgated thereunder (“Section 409A”), the provisions of this Agreement will be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). With respect to payments subject to Section 409A: (i) it is intended that distribution events authorized under this Agreement qualify as permissible distribution events for purposes of Section 409A; and (ii) the Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. For purposes of Section 409A, to the extent applicable, whether Mr. Whitmire has separated from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A. Notwithstanding, in no event shall the Company (or its employees, officers, directors or affiliates) have any liability to Mr. Whitmire (or any other person) due to the failure of this Agreement or any payments hereunder to satisfy the requirements of Section 409A or any other applicable law.

10.	COUNTERPARTS.

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

CONSOL Energy Inc.

By:

/s/ J. Brett Harvey
Name:	J. Brett Harvey
Title:	Chief Executive Officer/Board Member

By:

/s/ William P. Powell
Name:	William P. Powell
Title:	Chair, Compensation Committee

By:

/s/ William E. Davis
Name:	William E. Davis
Title:	Chair, Nominating and Corporate Governance Committee

JOHN WHITMIRE

/s/ John Whitmire

ATTACHMENT A

•	Provide leadership to the Board for the development, implementation and monitoring of near- and long-term strategic plans for the corporation.

•	Establish procedures to govern the Board’s work.

•	Schedule Board meetings and work with committee chairs to coordinate the schedule for meetings.

•	Ensure the proper flow of information to the Board, reviewing the adequacy and timing of documentary materials in support of management’s proposals.

•	Oversee the preparation and distribution of proxy materials to stockholders.

•	Organize and present the agenda for all Board meetings with input from the directors.

•	Act as liaison between Board and management.

•

Working with the Nominating and Corporate Governance Committee, ensure proper committee structure, including assignment of members and committee chairs (including, without limitation, ensuring that such appointments meet all applicable qualification and independence requirements under applicable law or New York Stock Exchange listing requirements).

•	Ensure the Board fully discharges its duties; strive to optimize the performance of the Board and all its committees.

•	Ensure adequate lead time for effective study and discussion of business under consideration.

•

Consult periodically with the Chief Executive Officer (“CEO”) to obtain such information concerning the Company’s business, operations and strategic plans as may be necessary for the Board to discharge its duties.

•	Conduct executive sessions of the Board; prepare agenda for the same, after consultation with other directors.

•	Facilitate discussions of the Board regarding corporate strategy and critical issues facing the Company.

•	Along with the CEO and other directors, represent the Company to its major constituencies (shareholders, customers, employees, etc.)

•	Serve as ex officio member of Board committees for which he is not a formal member.